EXHIBIT 10.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made effective August 8, 2012, between IMC Holdings, LLC a Texas limited liability Company (the “LLC”), and IMC Holdings, Inc., a Nevada corporation (the “Company).

RECITALS

A. The Company is a corporation organized under the laws of the State of Nevada, with an address of 25329 I 45 North, Suite B, The Woodlands, TX 77380, of which the Founders (as defined below) currently hold 25,050,000 shares of common stock.

B. The LLC is a limited liability company organized under the laws of the State of Texas, with an address at 25329 I 45 North, Suite B, The Woodlands, TX 77380.

C. The parties intend the LLC merge with and into the Company on the terms and condition set forth in this Agreement and the applicable provisions of Texas and Nevada laws (the “Merger”).

D. This Agreement is intended to set forth the provisions relating to the consummation of the Merger.

NOW, THEREFORE, the parties agree as follows:

I. DEFINITIONS

1.1 “Articles of Merger” shall mean articles of merger in the form prescribed by the Nevada Secretary of State to be filed with the Nevada Secretary of State pursuant hereto.

1.2 “Certificate of Merger” shall mean a certificate of merger in the form prescribed by the Texas Secretary of State to be filed with the Texas Secretary of State pursuant hereto.

1.3 “Closing” shall mean the closing of the transactions contemplated by this Agreement.

1.4 “Common Stock” shall mean the shares of common stock of the Company to be issued pursuant hereto, 25,050,000 shares of common stock outstanding as of the date hereof held by the Founders, 500,000 shares issued to investors and 1,000,000 shares of common stock to be issued to Robert Zayas Jr. M.D. the Single Member of the LLC upon the consummation of the Merger.

1.5 “Effective Time” shall mean the time when the Certificate of Merger is properly filed with the Texas Secretary of State and the Articles of Merger is properly filed with the Nevada Secretary of State.

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1.6 “Founders” shall mean Robert Zayas Family Trust, Robert Zayas Jr. M.D, General Pacific Partners, LLC, TVP Investments LLC , Jeffrey Zwitter, Timothy J. Connoly, and Robert Wilson collectively.

1.7 “LLC Units” shall mean units of memberships interests in the LLC issued under the LLC’s Operating Agreement currently in effect, consisting of Common Unites Held by Robert Zayas Jr.

1.8 “Members” shall mean the holders of LLC Units.

1.9 “Surviving Entity” shall mean the Company.

II THE MERGER

1. Closing. The Closing shall be held on such date as the LLC and the Company shall agree, but in no event more than five business days following satisfaction of all conditions precedent to the Merger specified in this Agreement. The closing shall be held at the offices of the Bingham Law Group APC, located at 2173 Salk Avenue, suite 250, Carlsbad, CA 92008 at 10:00 am on such date, or at such other time and place as the parties may agree to in writing.

2. Certificate of Merger: Articles of Merger. Subject to the terms and conditions of this Agreement, at or before the Closing, the Company and the LLC shall, to the extent required, execute and deliver the Certificate or Merger and Articles of Merger. Within two (2) days after the Closing, the parties shall deliver the Certificate or Merger and the Articles of Merger, together with the filing fees, to the Texas Secretary of State and the Nevada Secretary of State, respectively, for filing.

3. Consequences of the Merger. At the Effective Time:

(a) The Merger shall become effective:

(b) The separate existence of the LLC shall cease, and the LLC shall be merged with and into the Company as the Surviving Entity;

(c) The Member of the LLC shall become a shareholder of the Company, with the Single Member to receive 1,000,000 shares of the Company’s common stock for his Membership Unit outstanding at the Effective Time and the Founders shall be entitled to retain their shares of Common Stock held by them as of the date hereof.

(d) The board of directors of the Company shall consist of the following persons: Robert Zayas Jr, who shall serve as director until his successors are elected.

(e) The Merger shall have all the effects provided by applicable law, including without limitation Chapter 10 of the Texas Corporations Code and Section 92A.250 of the Nevada Revised Statutes, each of which provide in pertinent part that: (i) the Company shall succeed to all the rights and property of the LLC, without other transfer, act, or deed, and shall be subjected to all the debts and liabilities of the LLC in the same manner as if the Company incurred them; and (ii) all rights of creditors and all liens on the property of the LLC shall be preserved unimpaired, provided that such liens shall be limited to the property affected immediately before the Effective Time.

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2.4 Further Acts After Effective Time. If at any time after the Effective Time, the LLC considers or is advised that any other actions or things are necessary or desirable (a) to vest, perfect or confirm of record or otherwise in the Company its right, title, or interest in, to, or, under any of the rights, properties, or assets of the LLC is authorized, in the name and on behalf of the LLC, to execute and deliver all such things and to take and do all such actions as may be necessary or desirable to vest, perfect, or confirm in the Company all rights, title and interests in, to, and under such rights, properties, or assets or to otherwise carry out this Agreement.

III ORGANIZATIONAL DOCUMENTS

3.1 The Articles of Incorporation of the Company currently in effect are attached hereto as Exhibit A (the “Articles”). The Articles shall continue in full force and effect immediately prior to the Effective Time.

3.2 The bylaws of the Company currently in effect are attached hereto as Exhibit B (the “Bylaws). The Bylaws shall continue in full force and effect immediately prior to the Effective Time. Thereafter, the Bylaws may be amended in accordance with the Bylaws and Nevada Law.

3.3 At the Effective Time, the Company’s Articles of Organization filed with the Nevada Secretary of State on August 26, 2011, and the IMC Holdings, LLC Operating Agreement shall each be deemed canceled.

IV MANNER OF CONVERSION

4.1 Manner of Converting LLC Units into Common Stock. The outstanding LLC Unite shall be converted in Common Stock of the Company (“Common Stock”) as follows: each Common Unit shall be converted into 1,000,000 shares of Common Stock. At the Effective Time: each Common Unit outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be converted into 1,000,000 shares of Common Stock, and any certificate or document previously representing any such Common Unit shall automatically be canceled. Within twenty (20) days after the Effective Time, the Stockholder shall receive certificates of the Company in the Stockholder’s name representing such number of shares of Common Stock that such Stockholder is entitled to receive pursuant to this conversion. The Single Member shall, within five (5) business days after the Effective Time, deliver to the Company for cancellation any certificate(s) or documents in the possession of the Member representing the LLC Units owned by the Single Member.

4.2 Common Stock Outstanding. Each share of Common Stock held by the Founders as of the date hereof shall remain outstanding as of the Effective Time.

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V. CONDITIONS TO LLC’S OBLIGATIONS

All obligations of the LLC under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

5.1 Agreement. The Company shall have delivered to the LLC duly executed copies of this Agreement, the Certificate of Merger and the Articles of Merger.

5.2 Consents and Approvals. The Company and the LLC shall have obtained all consents and approvals of third parties (including governmental authorities) required for Company and the LLC to consummate the transactions contemplated by this Agreement, and no third party shall have withdrawn from or suspended any material license, permit, or contractual right of the Company.

5.3 Other Legal Requirements. All statutory and the real requirements for the valid consummation of the Merger shall have been fulfilled.

5.4 Shareholder Approval. This Agreement and the transactions contemplated by this Agreement shall have been approved by at least a majority of the holders of Common Stock entitled to vote on or consent in writing to the Merger.

VI CONDITIONS TO COMPANYS OBLIGATIONS

The obligations of the Company under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1 Agreement. The Company shall have delivered to the LLC duly executed copies of this Agreement, the Certificate of Merger and the Articles of Merger.

6.2 Member Approval. This Agreement and the transaction contemplated by this Agreement shall have been approved by the Single Member

6.3 Consents and Approvals. The Company and the LLC shall have obtained all consents and approvals of third parties (include governmental authorities) required for Company and the LLC to consummate the transactions contemplated by this Agreement, and no third party shall have withdrawn from or suspended any material license, permit, or contractual right of the Company.

6.4 Other Legal Requirements. All statutory and other legal requirements for the valid consummation of the Merger shall have been fulfilled.

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VII. TERMINATION AND ABANDONMENT OF MERGER

7.1 Termination by Mutual Consent. This Agreement may be terminated at any time before the Closing by the mutual written consent of the Company and the LLC.

7.2 Termination by LCC. The LLC may terminate this Agreement at any time before the Closing by delivery of written notice to the Company if the Company has violated this Agreement in any material respect or the Closing has not occurred by December 31, 2012.

7.3 Termination by Company. The Company may terminate this Agreement at any time before the Closing by delivery of written notice to the LLC if the LLC has violated this Agreement in any material respect or if the Closing has not yet occurred by December 31, 2012.

7.4 Effect of Termination. If this Agreement is terminated under this Article VII:

(a) This Agreement shall become void and of no further force of effect, with no liability or obligation on the part of the LLC or the Company, expect that nothing in this provision shall receive any party of any liability for willful breach of this Agreement.

(b) The Merger may be abandoned; and

(c) The LLC shall bear the costs associated with this Agreement and all transactions contemplated by this Agreement.

VIII. MISCELLANEOUS

8.1 Headings. The headings in this Agreement are included for convenience only and shall affect neither the construction or interpretation of any provision in this Agreement nor any of the rights or obligations of the parties to this Agreement.

8.2 Binding Nature. This Agreement shall be binding on and inure to the benefit of the parties hereto.

8.3 Applicable Law. This Agreement shall be governed by Nevada Law, excluding any laws that direct the application of another jurisdiction’s laws. The parties shall submit any dispute to the jurisdiction of the federal and state courts of Nevada.

8.4 Exhibits. The exhibits attached to this Agreement by this reference are incorporated into and constitute a part of this Agreement.

8.5 Further Assurances. Each party to this Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first set forth above.

IMC Holdings, LLC, a Texas limited liability company

By:	/s/ Roberto Zayas Jr. MD.
Name:	Roberto Zayas Jr. MD.
Title:	Managing Member

IMC Holdings Inc., a Nevada Corporation

By:	/s/ Roberto Zayas Jr. MD.
Name:	Roberto Zayas Jr. MD.
Title:	President

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